Exhibit 5.1

May 20, 2005

Zumiez Inc.

6300 Merrill Creek Parkway

Suite B

Everett, WA  98203

Re:         Registration Statement on Form S-8 Relating to the Zumiez Inc. 1993 Stock Option Plan, Zumiez Inc. 2004 Stock Option Plan, Zumiez Inc. 2005 Equity Incentive Plan and Zumiez Inc. 2005 Employee Stock Purchase Plan

Ladies and Gentlemen:

We have acted as counsel to Zumiez Inc., a Washington corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) relating to the registration of shares (the “Shares”) of common stock, no par value per share, of the Company issuable under the Company’s 1993 Stock Option Plan, 2004 Stock Option Plan, 2005 Equity Incentive Plan and 2005 Employee Stock Purchase Plan (collectively, the “Plans”).  In connection therewith, we have reviewed the Registration Statement, the Company’s Articles of Incorporation, Bylaws, minutes of appropriate meetings of the Board of Directors of the Company, copies of the Plans and such other documents and records as we deem necessary in order to express the opinions set forth below.

Based on that review, it is our opinion that the Shares will be, when issued and sold pursuant to and in accordance with the terms of the Plans, validly issued, fully paid and non-assessable under Washington law.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

/s/ PRESTON GATES & ELLIS LLP